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                                   Exhibit 5

                        [AGL Resources Inc. letterhead]

                                                           September 13, 1999

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Re:  AGL Resources Inc. (File No. 1-14174)
     Registration Statement on Form S-8 in connection with the AGL Resources Inc. Long-Term Stock Incentive Plan of 1990

Ladies and Gentlemen:

     I serve as Corporate Secretary and as an in-house attorney with AGL Resources Inc., a Georgia corporation ("Resources"). I have acted as counsel to Resources in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") and the filing thereof with the Securities and Exchange Commission (the "Commission"), pursuant to which Resources intends to register under the Securities Act of 1933, as amended, an additional 320,000 shares (the "Shares") of Common Stock, par value $5 per share, of Resources that are issuable in connection with the AGL Resources Inc. Long-Term Stock Incentive Plan of 1990 (the "Plan"). The opinion hereinafter set forth is given pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

     As Corporate Secretary of Resources, I am generally familiar with the corporate affairs of Resources and its subsidiaries and the terms of the Plan. In rendering the opinion set forth below, I have examined such agreements, documents, instruments and records as I deemed necessary or appropriate under the circumstances to provide a basis for the opinion, including without limitation, the Plan.

     This opinion is furnished solely for the benefit of Resources and the Commission and solely in connection with the Registration Statement and may not otherwise be relied upon, used, quoted or referred to by, or filed with, any other person or entity without Resources= prior written permission.

     I am admitted to the Bar of the State of Georgia and am duly qualified to practice law in that state. No opinion is expressed herein concerning any matter respecting or affected by any laws other than the laws of the State of Georgia that are now in effect and that, in the exercise of reasonable professional judgment, are normally considered in transactions such as those contemplated by the issuance of the Shares under the Plan. The opinion hereinafter set forth is based upon pertinent laws and facts in existence as of the date hereof, and any obligation to advise you of changes to such pertinent laws or facts after the date hereof is expressly disclaimed.

     Based upon and subject to the foregoing, I am of the opinion that the Shares, when issued in accordance with the terms of the Plan, against payment in full of the purchase price therefor, if any, will be validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this letter as an exhibit to the Registration Statement.

                                 Very truly yours,



                                 /s/ Melanie M. Platt
                                 -----------------------
                                 Melanie M. Platt, Esq.
                                 Corporate Secretary